EXHIBIT 10.14 FIDELITY FEDERAL SAVINGS BANK EMPLOYEE SEVERANCE
COMPENSATION PLAN

PLAN PURPOSE

The purpose of the Fidelity Federal Savings Bank Employee Severance Compensation Plan is to assure for Fidelity Federal Savings Bank (the "Bank") the services of the employees of the Bank in the event of a Change in Control (capitalized terms are defined in section 2.1) of Fidelity Bancorp, Inc. (the "Holding Company") or the Bank. The benefits contemplated by the Plan recognize the value to the Bank of the services and contributions of the employees of the Bank and the effect upon the Bank resulting from the uncertainties of continued employment, reduced employee benefits, management changes and employee relocations that may arise in the event of a Change in Control of the Bank or the Holding Company. The Bank's and the Holding Company's Boards of Directors believe that it is in the best interests of the Bank and the Holding Company to provide employees of the Bank with such benefits in order to defray the costs and changes in employee status that could follow a Change in Control. The Board of Directors believes that the Plan will also aid the Bank in attracting and retaining highly qualified individuals who are essential to its success and the Plan's assurance of fair treatment of the Bank's employees will reduce the distractions and other adverse effects on employees' performance in the event of a Change in Control.

ARTICLE I

ESTABLISHMENT OF PLAN

1.1  Establishment of Plan
As of the Effective Date of the Plan as defined herein, the Bank hereby establishes a severance compensation plan to be known as the "Fidelity Federal Savings Bank Employee Severance Compensation
Plan." The purposes of the Plan are as set forth above.

1.2  Applicability of Plan
The benefits provided by this Plan shall be available to all Employees (as defined in Section 2.1(e) below) of the Bank, who, at or after the Effective Date, meet the eligibility requirements of
Article III, except for those executive officers who have entered into and continue to be subject to an employment or special termination agreement with the Employer.

1.3  Contractual Right to Benefits
This Plan establishes and vests in each Participant a contractual right to the benefits to which each Participant is entitled hereunder, enforceable by the Participant against the Employer, Bank, or both.

ARTICLE II

DEFINITIONS AND CONSTRUCTION
2.1  Definitions
Whenever used in the Plan, the following terms shall have the meanings set forth below.

(a)  "Weekly Compensation" of a Participant means with respect to:
(i) a salaried Participant, such Participant's weekly base salary paid or accrued as consideration for the Participant's service during the twelve (12) months ending on the date as of which such compensation is to be determined, which is or would be includable in the gross income of the Participant receiving the same for federal income tax purposes; provided that, Weekly Compensation shall not include any amount paid as a bonus, commission or as extraordinary compensation; and (b) an hourly Participant, such Participant's average weekly earnings based on such Participant's wages paid for the twelve (12) month period ending on the date as of which such compensation is to be determined, which is or would be includable in the gross income of the Participant receiving the same for federal income tax purposes, provided that Weekly Compensation shall not include overtime, commissions, bonuses, extraordinary compensation or other non-hourly compensation payments.

(b) "Bank" means Fidelity Federal Savings Bank or any successor as provided for in Article VII hereof.

(c) "Change in Control" for purposes of determining under the Plan whether there as been a change in control of the Bank or the Holding Company, a "Change in Control" of the Bank or Holding Company shall mean an event of a nature that: (i) would be required to be reported in response to 1(a) of the current report on Form 8-K, as in effect of the date hereof, pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act"); or (ii) results in a Change in Control of the Bank or the Holding Company within the meaning of the Home Owners' Loan Act of 1933 and the Rules and Regulations promulgated by the Office of Thrift Supervision (or its predecessor agency), as in effect on the date hereof (provided that in applying the definition of change in control or presumptive change in control or acting in concert or presumptive acting in concert as set forth under the Rules and Regulations of the OTS, ownership by a person or group, including a presumptive group, of at least 15% of the voting stock of the Bank or the Holding Company shall be required, and provided further that ownership of stock by a tax qualified employee benefit plan of the Bank or the Holding Company shall not be subject to presumptions of control or acting in concert); or (iii) without limitation, such a Change in Control shall be deemed to have occurred at such time as (a) any "person" (as the term is used in Section 13(d) and 14(d) of the Exchange Act) is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange
Act), directly or indirectly, or securities of the Bank or Holding Company representing 20% or more of the combined voting power of the Bank's or Holding Company's outstanding securities except for any securities purchased by the Bank's employee stock ownership plan or trust; or (b) individuals who constitute the Board of Directors of the Holding Company on the date hereof (the "Incumbent Board") cease for any reason to constitute at least a majority thereof, provided that any person becoming a director subsequent to the date hereof whose election was approved by a vote of at least three-quarters of the directors comprising the Incumbent Board, or whose nomination for election by the Holding Company's stockholders was approved by the Holding Company's Nominating Committee, shall be, for purposes of this clause (b), considered as though he were a member of the Incumbent Board; or (c) a plan of reorganization, merger, consolidation sale of all or substantially all the assets of the Bank or Holding Company or similar transaction occurs in which the Bank or the Holding Company is not the surviving entity.

(d)  "Effective Date" means April 1, 2002.

(e) "Employee" means an employee employed by an Employer on a full-time basis, which for purposes of this Plan shall mean that the employee regularly works at least an average of thirty-five
(35) hours a week, excluding the chief executive officer and any executive officer of the Bank who is covered by an employment contract or a special termination agreement with an Employer.

(f) "Employer" means the Bank or a subsidiary of the Bank or a parent of the Bank which has adopted the Plan pursuant to Article
VI hereof.

(g) "Holding Company" means Fidelity Bancorp, Inc., the holding company of the Bank.

(h) "Cause" The term "Cause" shall mean termination of the Participant's employment because of the Participant's (i) personal dishonesty; (ii) material incompetence; (iii) willful misconduct;
(iv) breach of fiduciary duty involving personal profit; (v) intentional failure to perform stated duties; or (vi) willful violation of any law, rule, or regulation (other than traffic violations or similar offenses) or final cease and desist order.
In determining material incompetence, the acts of omissions shall be measured against standards generally prevailing in the savings institutions industry. For purposes of this subsection, no act, or failure to act, on an Employee's part shall be "willful" unless done, or omitted to be done, not in good faith and without reasonable belief that the action or omission was in the best interests of the Bank or its affiliates.

(i) "Payment" means the payment of severance compensation as provided in Article IV hereof.

(j) "Participant" means an Employee who meets the eligibility requirements of Article III.

(k)  "Plan" means the Fidelity Federal Savings Bank Employee
Severance Compensation Plan.


2.2  Applicable Law
To the extent not preempted by the laws of the United States as now or hereafter in effect, the laws of the State of Illinois shall be the controlling law in all matters relating to the Plan.

2.3  Severability
If a provision of this Plan shall be held illegal or invalid, the illegality or invalidity shall not affect the remaining parts of the Plan and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

ARTICLE III

ELIGIBILITY

3.1  Participation
Each Employee who as of the date of a Change in Control is a regular full-time Employee shall be a Participant under the Plan.

3.2  Duration of Participation
A Participant shall cease to be a Participant in the Plan when the Participant ceases to be an Employee of an Employer, unless such Participant is entitled to a Payment as provided in the Plan. A Participant entitled to receipt of a Payment shall remain a Participant in this Plan until the full amount of such Payment has been paid to the Participant.

ARTICLE IV

SEVERANCE BENEFITS

4.1  Right to Payment
A Participant shall be entitled to receive from his or her respective Employer a Payment in the amount provided in Section 4.3 if there has been a Change in Control and if, within one (1) year thereafter, the Participant's employment by an Employer shall terminate for any reason specified in Section 4.2. A Participant shall not be entitled to a Payment if termination occurs by reason of death, voluntary retirement, voluntary termination other than for reasons specified in Section 4.2, total and permanent disability, or for Cause.

4.2  Reasons for Termination
Subject to Section 4.1, following a Change in Control, a Participant shall be entitled to a Payment if employment by an Employer is terminated, voluntarily or involuntarily, for any one or more of the following reasons:

(a) The Employer reduces the Participant's base salary (for salaried employees) or hourly base rate of compensation (for hourly employees) as in effect immediately prior to the Change in Control, or as the same may have been increased thereafter.

(b) The Employer assigns to the Participant any duties inconsistent with the Participant's duties, responsibilities or status with the Employer immediately prior to the Change in Control which causes or has the effect of causing the Participant's position to be one of lesser importance.

(c) The Employer requires the Participant to change the location of the Participant's job or office, so that such Participant will be based at a location more than thirty (30) miles from the location of the Participant's job or office immediately prior to the Change in Control provided that such new location is not closer to Participant's home.

(d) The Employer fails to continue in effect or provide substantially similar benefits under any pension plan, life insurance plan, health, accident or disability plan in which the Participant is participating immediately prior to the Change in Control, or the Employer takes any action which would adversely affect participation or reduce benefits under any of such plans.

(e) A successor bank or company fails or refuses to assume the Bank's obligations under this Plan, as required by Article VII.

(f) The Bank or any successor company breaches any other provisions of this Plan.

(g) The Employer terminates the employment of a Participant at or after a Change in Control other than for Cause.

4.3  Amount of Payment

(a) Each Participant entitled to a Payment under this Plan shall receive from the Bank or its successor a lump sum cash payment, in an amount determined as follows:

(1) if the Participant has, as of the date of termination of employment, completed at least ten (10) years of continuous employment with an Employer (including any period of employment with a successor of an Employer), the Payment shall be equal to such Participant's Weekly Compensation multiplied by 52; and

(2) if the Participant has, as of the date of termination of employment, not completed at least ten (10) years of continuous employment with an Employer (including any period of employment with a successor of an Employer), the Payment shall be equal to one week of such Participant's Weekly Compensation for each year of service up to a maximum of 9 years of service.

(b) Notwithstanding the provisions of (a) above, if a Payment to a Participant who is a Disqualified Individual shall be in an amount which includes an Excess Parachute Payment, the payment hereunder to that Participant shall be reduced to the maximum amount which does not include an Excess Parachute Payment. The terms "Disqualified Individual" and "Excess Parachute Payment" shall have the same meaning as defined in Section 280G of the Internal Revenue Code of 1986, as amended, or any successor section of similar import.

(c) The Participant shall not be required to mitigate damages on the amount of the Payment by seeking other employment or otherwise, nor shall the amount of such payment be reduced by any compensation earned by the Participant as a result of employment after termination of employment hereunder.

4.4  Time of Payment
The Payment to which a Participant is entitled shall be paid to the Participant by the Employer or the successor to the Employer, in cash and in full, not later than twenty (20) business days after the termination of the Participant's employment. If any Participant should die after termination of the employment but before all amounts have been paid, such unpaid amounts shall be paid to the Participant's named beneficiary, if living, otherwise to the personal representative on behalf of or for the benefit of the Participant's estate.

4.5  Suspension of Payment
Notwithstanding the foregoing, no payments or portions thereof shall be made under this Plan, if such payment or portion would result in the Bank failing to meet its minimum capital requirements as required by 12 C.F.R. section 567.2 of the Office of Thrift Supervision Regulations. Any payments or portions thereof not paid shall be suspended until such time as their payment would not result in a failure to meet the Bank's minimum capital requirements. Any portion of benefit payments which have not been suspended will be paid on an equitable basis, pro rata based upon amounts due each participant, among all eligible participants.

ARTICLE V

OTHER RIGHTS AND BENEFITS NOT AFFECTED

5.1  Other Benefits
Neither the provisions of this Plan nor the Payment provided for hereunder shall reduce any amounts otherwise payable, or in any way diminish the Participant's rights as an Employee of an Employer, whether existing now or hereafter, under any benefit, incentive, retirement, stock option, stock bonus, stock ownership or other plan.

5.2  Employment Status
This Plan does not constitute a contract of employment or impose on the Participant or the Participant's Employer any obligation to retain the Participant as an Employee, to change the status of the Participant's employment, or to change the Employer's policies regarding termination of employment.

ARTICLE VI

PARTICIPATING EMPLOYERS
6.1 Upon approval by the Board of Directors of the Bank, this Plan may be adopted by any Subsidiary or Parent of the Bank. Upon such adoption, the Subsidiary or Parent shall become an Employer hereunder and the provisions of the Plan shall be fully applicable to the Employees of that Subsidiary or Parent. The term "Subsidiary" means any corporation in which the Bank, directly or indirectly, holds a majority of the voting power of its outstanding shares of capital stock. The term "Parent" means any corporation which holds a majority of the voting power of the Bank's outstanding shares of capital stock.
ARTICLE VII

SUCCESSOR TO THE BANK OR THE HOLDING COMPANY

7.1 The Bank and the Holding Company shall require any successor or assignee, whether direct or indirect, by purchase, merger, consolidation or otherwise, to all or substantially all the business or assets of the Bank or the Holding Company, expressly and unconditionally to assume and agree to perform the Bank's and the Holding Company's obligations under this Plan, in the same manner and to the same extent that the Bank or the Holding Company would be required to perform if no such succession or assignment had taken place.

ARTICLE VIII

DURATION, AMENDMENT AND TERMINATION

8.1  Duration
If a Change in Control occurs, this Plan shall continue in full force and effect, and shall not terminate or expire until such date as all Participants who become entitled to Payments hereunder shall have received such Payments in full.

8.2  Amendment and Termination
The Plan may be terminated or amended in any respect by resolution adopted by a majority of the Board of Directors of the Bank, unless a Change in Control has previously occurred. If a Change in Control occurs, the Plan no longer shall be subject to amendment, change, substitution, deletion, revocation or termination in any respect whatsoever.

8.3  Form of Amendment
The form of any proper amendment or termination of the Plan shall be a written instrument signed by a duly authorized officer or officers of the Bank, certifying that the amendment or termination has been approved by the Board of Directors. A proper amendment of the Plan automatically shall effect a corresponding amendment to all Participant's rights hereunder. A proper termination of the Plan automatically shall effect a termination of all Participants' rights and benefits hereunder.

ARTICLE IX

LEGAL FEES AND EXPENSES

9.1 Subject to the notice provision in section 9.2 hereof, the Bank shall pay all legal fees, costs of litigation, and other expenses incurred by each Participant as a result of the Bank's refusal to make the Payment to which the Participant becomes entitled under this Plan, or as a result of the Bank's unsuccessfully contesting the validity, enforceability or interpretation of the Plan.

9.2 A Participant must provide the Bank with 10 (ten) business days notice of a complaint of entitlement under thus Plan before the Bank shall be liable for the payment of any legal fees, costs of litigation or other expenses referred to in section 9.1 hereof.
ARTICLE X

ARBITRATION

10.1 Any dispute or controversy arising under or in connection with the Plan shall be settled exclusively by arbitration, conducted before a panel of three arbitrators sitting in a location selected by the Participant within fifty (50) miles from the location of the Bank, in accordance with rules of the American Arbitration Association then in effect. Judgment may be entered on the award of the arbitrator in any court having jurisdiction. All expenses of such arbitration, including the fees and expenses of the counsel for the Participant, shall be borne by the Bank.

ARTICLE XI

REQUIRED PROVISIONS

11.1 The Bank may terminate the Executive's employment at any time, but any termination by the Bank, other than termination for Cause, shall not prejudice Executive's right to compensation or other benefits under this Agreement. Executive shall not have the right to receive compensation or other benefits for any period after termination for Cause as defined in Section 2.1 hereinabove.

11.2 If the Executive is suspended from office and/or temporarily prohibited from participating in the conduct of the Bank's affairs by a notice served under Section 8(e)(3) (12 USC 1818(e)(3)) or 8(g) (12 USC 1818(g)) of the Federal Deposit Insurance Act, the Bank's obligations under this contract shall be suspended as of the date of service, unless stayed by appropriate proceedings. If the charges in the notice are dismissed, the Bank may in its discretion
(i) pay the Executive all or part of the compensation withheld while their contract obligations were suspended and (ii) reinstate (in whole or in part) any of the obligations which were suspended.

11.3 If the Executive is removed and/or permanently prohibited from participating in the conduct of the Bank's affairs by an order issued under Section 8(e) (12 USC section 1818(e)) or 8(g) (12 USC section 1818(g)) of the Federal Deposit Insurance Act, all obligations of the Bank under this contract shall terminate as of the effective date of the order, but vested rights of the contracting parties shall not be affected.

11.4 If the Bank is in default as defined in Section 3(x)(1)(12 USC 1813(x)(1)) of the Federal Deposit Insurance Act, all obligations of the Bank under this contract shall terminate as of the date of default, but this paragraph shall not affect any vested rights of the contracting parties.

11.5 All obligations of the Bank under thus contract shall be terminated, except to the extent determined that continuation of the contract is necessary for the continued operation of the institution, (i) by the Federal Deposit Insurance Corporation
("FDIC"), at the time FDIC enters into an agreement to provide assistance to or on behalf of the Bank under the authority contained in Section 13(c) (12 USC section 1823(c)) of the Federal Deposit Insurance Act; or (ii) by the Office of Thrift Supervision ("OTS") at the time the OTS or its Regional Director approves a supervisory merger to resolve problems related to the operations of the Bank or when the Bank is determined by the OTS or FDIC to be in an unsafe or unsound condition. Any rights of the parties that have already vested, however, shall not be affected by such action.
Having been adopted by its Board of Directors on March 18, 2002 and effective as of April 1, 2002, this Plan is executed by its duly authorized officers as of the 1st day of April, 2002.

Attest                        FIDELITY FEDERAL SAVINGS BANK


/s/ Judith K. Leaf            By: /s/ Raymond S. Stolarczyk
------------------            -----------------------------
Secretary                     Raymond S. Stolarczyk
                              Chairman of the Board and
                              Chief Executive Officer

Having been adopted by its Board of Directors on March 18, 2002 and effective as of April 1, 2002, this Plan is executed by its duly authorized officers this 1st of April, 2002.

Attest                        FIDELITY FEDERAL SAVINGS BANK
/s/ Judith K. Leaf            By: /s/ Raymond S. Stolarczyk
------------------            -----------------------------
Secretary                     Raymond S. Stolarczyk
                              Chairman of the Board and
                              Chief Executive Officer